EXHIBIT 99.2

COCA-COLA ENTERPRISES INC.	NEWS RELEASE
CONTACTS:	Scott Anthony - Investor Relations (770) 989-3105 Laura Asman - Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC. ANNOUNCES
RESULTS OF CASH TENDER OFFERS

ATLANTA, December 21, 2005 – Coca-Cola Enterprises (NYSE: CCE) announced today the results of its tender offers for any and all of its outstanding 7.125% Notes due September 30, 2009 (the “2009 Notes”) and 6.125% Notes due August 15, 2011 (the “2011 Notes” and, together with the 2009 Notes, the “Notes”.) The offers commenced on December 13, 2005, and expired yesterday at 5:00 p.m. ET.

The Depositary, JPMorgan Chase Bank, N.A., has informed Coca-Cola Enterprises that an aggregate principal amount of $169 million of the 2009 Notes and $263 million of the 2011 Notes were tendered for repurchase pursuant to the offers. The total amount of principal repurchased through the offers was $432 million. Settlement will occur on December 21, 2005.

After the completion of the offers, an aggregate principal amount of $131 million of the 2009 Notes and $287 million of the 2011 Notes will remain outstanding.

Credit Suisse First Boston LLC and Deutsche Bank Securities Inc. acted as Dealer Managers for the offers. The Information Agent was Global Bondholder Services Corporation.

Coca-Cola Enterprises Inc. is the world’s largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company’s bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands. Coca-Cola Enterprises’ ordinary shares are traded on the New York Stock Exchange under the symbol “CCE.”

_________________